Exhibit 99.1

Navient names three new directors

NEWARK, Del., Nov. 18, 2014 — Navient, the nation’s leading loan management, servicing and asset recovery company, announced the appointment of three new independent board members: John K. Adams, Katherine A. Lehman, and Laura S. Unger.

“John Adams, Kate Lehman and Laura Unger add strong corporate development skills and extensive regulatory background to enhance the strength of our board,” said William Diefenderfer, chairman of the board. “Our recently announced acquisition of a significant student loan portfolio is a downpayment on meeting our promise of growth. With these new appointments and the leadership of our CEO Jack Remondi, we’re poised to continue to deliver on that promise going forward.”

John K. Adams, Jr. was a managing director in UBS Investment Bank’s Financial Institution Group from 2002 to 2013. As head of UBS’s North American banks practice and its financial technology group, he executed a number of notable mergers, acquisitions and capital markets transactions, and managed key financial services client relationships. Previously, Adams served as a managing director in Credit Suisse First Boston’s Financial Institution Group, where he was a senior member of the banks and financial technology coverage groups and served on the investment banking committee. Adams is on the board of Good Shepherd Services, a New York City-based nonprofit. He received his undergraduate degree from Boston College and his master’s in business administration from Harvard University.

Katherine A. Lehman is managing director at Lincolnshire Management, a private equity firm focused on investing in and growing middle market companies. She leads one of Lincolnshire’s execution and portfolio management teams and participates on the Investment Committee. She presently serves on the boards of several of Lincolnshire’s portfolio companies including: PADI, True Temper Sports and Gruppo Fabbri, and previously served on other boards including Bankruptcy Management Solutions and Prince Sports. Before joining Lincolnshire in 2001, Lehman worked at Conifer Capital Group and at PricewaterhouseCoopers Securities LLC. Lehman is a governing board member of The Robert Toigo Foundation, an organization committed to enhancing diversity in the financial services industry. She is a graduate of Columbia Business School and the Wharton School at the University of Pennsylvania.

Laura S. Unger is a financial services consultant specializing in regulatory and legislative policy. Most recently, she was a special advisor at Promontory Financial Group. Previously she was named as the independent consultant to JPMorgan for the global analyst conflict of interest settlement, serving from 2003 to 2009. From 1997 to 2002, she was a commissioner of the Securities and Exchange Commission, including six months as acting chairman of the SEC. Previously, she served as counsel to the Senate Committee on Banking, Housing and Urban Affairs, and was an attorney in the enforcement division of the SEC. Unger also serves as an independent director of two public companies, CA Technologies and CIT Group. She is a board member of the Children’s National Medical Center Foundation. Unger graduated from the University of California at Berkeley and New York Law School.

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About Navient

As the nation’s leading loan management, servicing and asset recovery company, Navient (NASDAQ: NAVI) helps customers navigate the path to financial success. Servicing more than $300 billion in student loans, the company supports the educational and economic achievements of more than 12 million Americans. A growing number of government and higher education clients rely on Navient for proven solutions to meet their financial goals. Learn more at navient.com. Created from the strategic separation of Sallie Mae, Navient began trading on NASDAQ as an independent company on May 1, 2014.

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Contact:

Media: Patricia Nash Christel, 302-283-4076, patricia.christel@navient.com

Investors: Joe Fisher, 302-283-4075, joe.fisher@navient.com

Customers: 888-272-5543

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